September 10, 2009

Dear Fellow Shareholders:

The Board of Directors of LNB Bancorp has approved a dividend of $ .01 per share payable on October 1, 2009 to shareholders of record September 22, 2009. The amount of the dividend is the result of our earnings available for common shareholders of $.03 per diluted share for the second quarter of 2009. A copy of our second quarter 2009 earnings news release, distributed on August 4, 2009, is available on our website, www.4lnb.com.

We believe it is important to share with you the realities we faced, as your Board of Directors, in determining the rate of the most recent quarterly dividend. As all of you are aware, the banking industry is experiencing a very difficult period. The economic challenges posed in the past several quarters, specifically the decline in home values, the decrease in housing starts and the decrease in consumer spending have impacted a large number of our commercial and retail customers. This has prompted us to take additional loan loss reserves of more than $1 million in the second quarter. Additionally we have had to pay a special assessment of $550,000 to the FDIC in the second quarter, and the agency has indicated that another assessment may be imposed later this year. This assessment is being imposed on banks to support the FDIC as they deal with an increased number of bank failures. Our FDIC expense for the first half of 2009 is $1.23 million greater than it was for the first half of 2008.

At the same time it is equally important for you to understand that the core business of LNB is vital and strong. As we stated in the second quarter news release, our ability to generate revenue remains strong even as we continue to face these difficult economic challenges. This revenue has allowed us to absorb the additional costs that we have been faced with over the past several quarters.

When the loan loss reserve provision and FDIC assessment are set aside, you get a much clearer picture of the earnings power of this franchise.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Pre-provision Core Earnings*	$3,448	$2,453	$6,843	$4,785

Provision for Loan Losses	2,484	4,664	4,293	5,138
FDIC assessments	550	-	550	-
Income before income tax expense	414	(2,211)	2,000	(353)

457 Broadway ● Lorain ● Ohio 44052 ● (440) 244-6000 ● www.4LNB.com

For the second quarter of 2009, our earnings before loan loss provisions and the FDIC assessments (pre-provision core earnings*) were $3,448,000, compared to $2,453,000 for the second quarter a year ago, an increase of 40.6 percent. For the first six months of 2009 pre-provision core earnings* totaled $6,843,000 compared to $4,785,000 for the first six months of 2008, an increase of 43.0 percent.

These results demonstrate several positive factors:
  Our ability to grow revenue is solid as we continue to focus on making quality loans that meet our customers’ needs in our local markets. Net interest income for the first quarter of 2009 grew 12.2 percent compared with the same quarter a year ago. For the first half of 2009, net interest income grew 15.2 percent over the first half of 2008. Noninterest income regained positive momentum as well in the second quarter.
  We continue to focus on controlling operating expenses. Nearly the entire increase in expenses in the second quarter of 2009 was due to the FDIC special assessment.
  Through continued strong marketing and sales efforts with consumers, businesses and government entities, total deposits grew 17.8 percent in the second quarter, compared to the same quarter a year ago.
  While the economic downturn continued to have a negative impact on credit quality in the second quarter of 2009, the Company remains aggressive in managing these issues.
Our bottom line has suffered due to the effects of the economic environment. While our additional provisions for loan losses and increases in FDIC premium have had a significant impact on our bottom line, they are temporary and will not last forever.

We continue to maintain a keen focus on capital, liquidity and asset quality that we feel will guide us through this current recession with as little negative impact as possible. Our capital ratios were strengthened by the addition of the TARP funds made available to healthy banks late last year. We believe that the addition of TARP funds was a prudent move to provide additional strength and flexibility to our capital position.

While we are disappointed with our bottom line results, we are unable to control the local economic environment. We expect the effects of the recession to continue to impact our bottom line and our funds available for dividends in the near term. We expect improvement in the economy over time and are prepared to seize opportunities when they present themselves. When economic conditions improve, our core earnings capacity will allow us to prosper and grow. We remain well positioned for the future.

457 Broadway ● Lorain ● Ohio 44052 ● (440) 244-6000 ● www.4LNB.com

We are fortunate to have strong customer base and a passionate, energetic and customer service oriented associate team. In this economic turmoil, we continue to provide excellent customer service in all of our businesses and markets.

We sincerely appreciate the understanding and support of our shareholders through this challenging period.

Sincerely,

James R. Herrick Chairman of the Board	Daniel E. Klimas President & Chief Executive Officer

* Pre-provision core earnings is a non-GAAP financial measure that the Company’s management believes is useful in analyzing the Company’s underlying performance trends, particularly in periods of economic stress. Pre-provision core earnings is defined as income before income tax expense, adjusted to exclude the impact of provision for loan losses and the FDIC special assessments. Pre-provision core earnings is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the consolidated financial statements and supplemental financial information included in the press release which can be accessed at www.4lnb.com.

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and LNB Bancorp, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.

457 Broadway ● Lorain ● Ohio 44052 ● (440) 244-6000 ● www.4LNB.com